Exhibit 10(xxxvii)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made at Cleveland, Ohio, this 14th day of April, 2003, by and between AMERICAN GREETINGS CORPORATION, an Ohio corporation (herein called the “Corporation”) and Stephen J. Smith (herein called “Employee”).

In consideration of the covenants hereinafter set forth, the parties hereto mutually agree as follows:

1. Subject to the provisions hereof, the Corporation shall employ Employee as on officer of the Corporation, either elected by the Board of Directors or appointed by the Executive Committee, or as an officer of a subsidiary company with such duties and responsibilities as may be assigned to him from time to time by the Board of Directors or the Executive Committee of the Board of Directors of the Corporation and Employee shall devote his full business time and attention and give his best efforts to the business affairs of the Corporation and/or of such of its subsidiaries as the Board of Directors or the Executive Committee of the Board of Directors of the Corporation may from time to time determine. Employee recognizes that in serving as an officer of the Corporation or as an officer of a subsidiary he serves in such capacity solely at the pleasure of the Board of Directors or the Executive Committee of the Board of Directors of the Corporation and that his employment in such capacity or in any other capacity may be terminated at any time by the Board of Directors or the Executive Committee of the Corporation.

2. The Corporation or a subsidiary shall, during the term of this Employment Agreement, pay to Employee as minimum compensation for his services a base salary at a rate to be fixed by the Board of Directors or the Executive Committee or the Chairman of the Executive Committee, which rate shall not be less than $175,000.08 per year, plus such additional compensation as the Board of Directors or the Chairman of the Executive Committee or the Executive Committee of the Board of Directors of the Corporation may from time to time determine.

3. Employee covenants and agrees that in consideration of his employment as an officer of the Corporation or as an officer of a subsidiary he shall not for a period of twelve months after leaving the employ of the Corporation or a subsidiary, regardless of the reason for such leaving, enter into the employment, directly or indirectly or in a consulting or free lance capacity, of any person, firm or corporation in the United States or Canada, which at such date of leaving the employ of the Corporation or a subsidiary shall be manufacturing or selling products that are substantially similar in nature to the products being then manufactured or sold by the Corporation or the subsidiary.

4. In the event that the employment of Employee under this Employment Agreement is terminated by the Corporation or a subsidiary, the Corporation covenants and agrees that it shall pay or cause to be paid to Employee a continuing salary at a rate which shall be the highest base salary rate paid Employee during the preceding six-month period for a period of time equivalent to one-half month for each year of employment by the Corporation or a subsidiary of the Employee, but in no event to be less than a period of three months nor greater than a period of twelve months. The provisions of this paragraph shall not be applicable if the Employee is terminated because of a gross violation of his obligations to the Corporation.

5. In the event that Employee shall cease to be employed as an officer of the Corporation or a subsidiary but shall continue in the employ of the Corporation or a subsidiary, then this Employment Agreement shall terminate twelve months after the date that Employee ceases to be employed as an officer of the Corporation or a subsidiary.

6. I agree that during the period of my employment and thereafter, I will keep confidential and will not disclose any information, records, documents or trade secrets of the Corporation acquired by me during my employment, and except as required by my employment, will not remove from the Corporation’s premises any record or other document relating to the business of the Corporation; or make copies thereof; it being recognized by me that such information is the property of the Corporation.

7. This Agreement shall be applied and interpreted under the laws of the State of Ohio.

AMERICAN GREETINGS CORPORATION

By:	/s/ Morry Weiss
President

/s/ Stephen J. Smith
Employee

*

Paragraph 4 above is hereby amended so that Employee’s salary continuation shall be for 12 months, (as defined in Paragraph 4, and under the circumstances set forth in Paragraph 4), instead of one-half month’s salary for each year of service, with a minimum of three months and a maximum of 12 months.

ONE AMERICAN ROAD

CLEVELAND, OHIO 44144-2398

216/252-7300 • FAX 216/252-6778

April 8, 2003

Mr. Stephen Smith

1016 Grandin Ridge Dr.

Cincinnati, OH 45208

Dear Steve,

I would like to follow up on several questions you raised during our recent conversations. Our offer of employment, as set forth in the letter to you from Bob Ryder, Senior Vice President and Chief Financial Officer, dated March 24, 2003, is modified as follows:

1.

You had asked about including in your job title a reference to your investor relations responsibilities. I have not been able to discuss this with Bob Ryder - he’s been out of town. I will talk with Bob when he get back;

2.

You will be eligible to participate in the severance policy for Vice Presidents as described in the attached document, except that the minimum severance for you will be 12 months of base pay, rather than the 6 months set forth in this policy;

3.

You will be eligible for temporary housing in the Cleveland area, and travel between your current home in Cincinnati and the Cleveland area (as described in the American Greetings Empioyee-on-the-Move Policy) for up to 6 months, rather than 3 months provided in Bob Ryder’s offer letter to you and by the policy.

Steve, I believe this sets forth the changes we have discussed. Feel free to call me to discuss these items.

Very truly yours,

/s/ Brian T. McGrath
Vice President
Human Resources

BTM/dd

cc:	Pam Linton

Bob Ryder

ONE AMERICAN ROAD

CLEVELAND, OHIO 44144-2396

216/252-7300 • FAX 216/252-6778

March 24, 2003

Mr. Stephen Smith

1016 Grandin Ridge Dr.

Cincinnati, OH 45208

Dear Steve,

I am pleased to extend to you an offer of employment as Vice President and Treasurer for American Greetings. The position reports directly to me and is based in the American Greetings headquarters here in Cleveland, Ohio. Steve, these art exciting times at American Greetings. While we have many challenges, we also have many opportunities to truly affect the business. I look forward to your joining our organization.

This offer is contingent upon your passing a drug screen, for which instructions are enclosed.

The terms of this employment offer are:

•	A base salary of $14,583 per month ($175,000 annualized);

•

Participation in the Key Management Annual Incentive Plan at the Vice President level, as described in the attached booklet. (Please note that this Plan will be slightly modified for Fiscal Year 2004. The target incentive, however, will remain unchanged);

•	Participation in the American Greetings Stock Option Plan at the Vice President level, as described in the attached booklet;

•

Participation in a flexible benefits program that includes Health Care, 401(k) Savings Plan and Retirement Profit Sharing Plan, and other benefits as described in the attached Executive Benefits booklet;

•	A Company provided automobile for both business and personal use.

Steve, in addition to the benefits described above and to assist you in your move to the Cleveland area, we will offer to you certain relocation benefits, as described in the enclosed Associate-on-the-Move Policy. The highlights of this program are:

(a)	guaranteed sale of your principal residence in Cincinnati at fair market value;

(b)	if your home sells within 60 days, a cash amount equal to 3% of the sale price, to be used to defray the expenses of buying a new home in the Cleveland area;

(c)	payment of the real estate commission and other regular expenses incurred with the sale of your principal residence in Cincinnati;

(d)	reimbursement of reasonable temporary living expenses for you and your wife in the Cleveland area, for up to 3 months;

(e)	reimbursement of travel expenses for two pre-move trips to Cleveland for you and your wife to search for a new home;

(f)	reimbursement of travel expenses for bi-weekly “commuting” trips for you between Cleveland and Cincinnati for up to 3 months, until you have relocated to the Cleveland area;

(g)	moving your household goods from your principal residence to the Cleveland area;

(h)	tax gross-up for those payments and reimbursements set forth above which must be declared as taxable income to you.

Enclosed are several forms for your completion. Please bring the completed forms and two sources of identification (photo ID and a Social Security Card or Birth Certificate) with you to our New Associate Orientation Program which begins at 8:30 a.m. on the day you start. On that day, you should report to our Main Lobby at 8:00 a.m.

Steve, American Greetings offers a rich history of success in the social expressions industry. We welcome the opportunity for you to become part of our continued growth. Please contact me at 216-252-7300, ext. 1671 to discuss any questions you may have regarding this letter.

Sincerely,

/s/ Robert Ryder
Robert Ryder
Senior Vice President
Chief Financial Officer

Enclosures:

Associate Handbook

Orientation Outline

Payroll Enrollment Forms

Loss Prevention Forms

Key Management Annual Incentive Plan Booklet

Key Management Stock Option Plan Booklet

Executive Benefits Booklet

Associate-On-The-Move-Policy

The Vanguard Group

Benefits-At-A-Glance